Exhibit 99.1

Rex Energy Corporation Announces Closing of Initial Public Offering

STATE COLLEGE, Pennsylvania, July 30, 2007 – Rex Energy Corporation (“Rex Energy”) (NASDAQ:REXX) announced today that it closed the sale of 9,600,000 shares of common stock at $11.00 per share.

Rex Energy offered 8,800,000 shares and certain selling stockholders offered the remaining 800,000 shares. The selling stockholders have also granted the underwriters a 30-day over-allotment option to purchase up to an additional 1,440,000 shares.

The Company received net proceeds from the offering of $89.2 million. The Company plans to use the net proceeds to repay debt.

KeyBanc Capital Markets Inc. acted as lead manager for the offering. RBC Capital Markets, A.G. Edwards, Johnson Rice & Company L.L.C. and Pickering Energy Partners acted as co-managers for the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state. This offering of common stock will be made only by means of a prospectus, copies of which may be obtained from KeyBanc Capital Markets Inc., Attn: Prospectus Delivery Department, 800 Superior Avenue, 17th Floor, Cleveland, OH 44114, phone: 216-563-2018.

About Rex Energy

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the southwestern region of the United States. The Company pursues a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects, and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact: Benjamin W. Hulburt at 814-278-7267 or e-mail investorrelations@rexenergycorp.com.

Forward-looking Statements

Statements about the proposed offering are forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Rex Energy’s control, and a variety of risks that could cause results to differ materially from those expected by management of Rex Energy. Other than as required under the securities law, Rex Energy does not assume a duty to update these forward-looking statements.

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